FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION STATEMENT NO. 333-207740

RESOURCE APARTMENT REIT III, INC.

SUPPLEMENT NO. 3 DATED MARCH 1, 2017

TO THE PROSPECTUS DATED APRIL 29, 2016

This document supplements, and should be read in conjunction with, the prospectus of Resource Apartment REIT III, Inc. dated April 29, 2016, as supplemented by Supplement No. 1 dated November 23, 2016 and Supplement No. 2 dated December 21, 2016. As used herein, the terms “we,” “our” and “us” refer to Resource Apartment REIT III, Inc. and, as required by context, Resource Apartment OP III, LP, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose information regarding our recently declared stock dividend.

Stock Dividend Declared

On February 22, 2017, our board of directors authorized a stock dividend for the first quarter of 2017, in the amount of 0.01 shares of common stock on each outstanding share of common stock to all common stockholders of record as of the close of business on March 31, 2017. Stock dividends are issued in the same class of shares as the shares for which such stockholder received the stock dividend. We expect to issue this stock dividend on or about April 14, 2017.

We believe that the stock dividend should be a tax-free transaction for U.S. federal income tax purposes under Section 305(a) of the Internal Revenue Code of 1986, as amended, and the adjusted tax basis of each share of “old” and “new” common stock should be computed by dividing the adjusted tax basis of the old common stock by the total number of shares, old and new. The holding period of the common stock received in such non-taxable dividend is expected to begin on the date the taxpayer acquired the common stock which is the date that the dividend is issued. Stockholders should consult their own tax advisors regarding the tax consequences of this stock dividend.

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